UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 5, 2009, Cobra Electronics Corporation (the “Company”) entered into a new employment agreement (the “Agreement”) with James R. Bazet, its Chairman, President and Chief Executive Officer. The term of Mr. Bazet’s employment under the agreement commences on May 5, 2009 and extends until July 31, 2012, unless earlier terminated pursuant to the Agreement by either party. Mr. Bazet’s annual salary under the agreement shall be $545,385, subject to annual review and increase by the Compensation Committee of the Company’s Board of Directors (with each such increase being of an amount that is no less than 3% of Mr. Bazet’s prior annual salary). During the term, Mr. Bazet is also entitled to (i) an annual retention bonus of $50,000 to be paid on each of May 5, 2009, May 5, 2010 and May 5, 2011, provided that Mr. Bazet’s employment with the Company pursuant to the Agreement has not been terminated prior to such dates, and (ii) an annual performance bonus equal to 2.5% of the Company’s pre-tax operating profit, subject to adjustment for certain non-ordinary course transactions, plus an additional bonus amount payable of $50,000 or $75,000 if pre-tax operating profit in any fiscal year during the employment period exceeds $10 million (but is less than $15 million) or exceeds $15 million, respectively. Mr. Bazet will also receive an allowance for perquisites of $25,000 annually.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause, death or disability, or if he voluntarily terminates his employment after (i) Mr. Bazet’s removal as a director of the Company prior to the termination of Mr. Bazet’s full-time employment (subject to certain exceptions), (ii) Mr. Bazet’s demotion in title or responsibilities and duties, other than Mr. Bazet ceasing to be Chairman of the Board, (iii) the prevention of Mr. Bazet by the Board of Directors of the Company from exercising the duties and responsibilities of the President and Chief Executive Officer, or (iv) an uncured breach by the Company of a material term of Mr. Bazet’s employment agreement (each of clause (i) through (iv) being referred to herein as a “Change in Status”), he will be entitled to receive the following termination benefits:

•	salary through and including the effective date of termination;

•	any annual performance bonus earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of termination;

•	other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the effective date of termination;

•	certain insurance and retirement benefits;

•	a termination date payment equal to $32,000; and

•	severance payments, payable every two weeks for 18 months, in an amount equal to Mr. Bazet’s annual salary.

In addition, Mr. Bazet will be entitled to receive a pro-rated annual performance bonus for any portion of the fiscal year prior to such termination.

In the event that Mr. Bazet’s employment is terminated by the Company for reasons other than cause, death or disability, or if he voluntarily terminates his employment because of a Change in Status, in each case, within 24 months following a change of control (as defined in the Agreement), he will be entitled to the termination benefits described above except that, in lieu of the severance payments specified above, he will receive a lump sum payment upon termination of employment in an amount equal to two times his annual salary.

The Agreement also provides that Mr. Bazet shall be entitled to participate in the Company’s Executive Deferred Compensation Plan.

The foregoing description is only a summary of certain provisions of the Agreement and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10-1 hereto and incorporated herein by reference.

Item 9.01.	Exhibits.

(d) The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
10-1	Employment Agreement between Cobra Electronics Corporation and James R. Bazet, dated May 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and
Chief Financial Officer

Date: May 8, 2009

EXHIBIT INDEX

The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
10-1	Employment Agreement between Cobra Electronics Corporation and James R. Bazet, dated May 5, 2009.